SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): December 6, 2005
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                                                       (December 6, 2005)


                             TrustCo Bank Corp NY
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                   New York
                ----------------------------------------------
                (State or other jurisdiction of incorporation)


         0-10592                                   14-1630287
------------------------                ---------------------------------
(Commission File Number)                (IRS Employer Identification No.)


                 5 Sarnowski Drive, Glenville, New York  12302
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             (Address of principal executive offices)  (Zip Code)


      Registrant's telephone number, including area code: (518) 377-3311
                                                          --------------


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TrustCo Bank Corp NY


Item 8.01.  Other Events

            A letter was issued on December 6, 2005 to shareholders of Ballston Spa Bancorp, Inc. (OTC Bulletin Board "BSPA") describing the background of the Tender Offer commenced on December 5, 2005. Attached is the letter labeled as exhibit 99(a).


Item 9.01.  Financial Statements & Exhibits

            (c) Exhibits

            Reg S-K Exhibit No.                 Description
            -------------------                 -----------
                   99(a)            Two page letter to shareholders
                                    of Ballston Spa Bancorp Inc.
                                    (OTC Bulletin Board "BSPA") describing
                                    the background of the Tender Offer
                                    commenced on December 5, 2005.


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


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 6, 2005

                                  TrustCo Bank Corp NY
                                  (Registrant)




                                  By: /s/ Robert T. Cushing
                                      ----------------------------
                                      Robert T. Cushing
                                      Executive Vice President and
                                      Chief Financial Officer

                                Exhibits Index

The following exhibits are filed herewith:

Reg S-K Exhibit No.     Description                                    Page
------------------      -------------------------------------          ----
      99(a)             Two page letter to shareholders of             5-6
                        Ballston Spa Bancorp Inc. (OTC
                        Bulletin Board "BSPA") describing the
                        background of the Tender Offer
                        commenced on December 5, 2005.

                                                                Exhibit 99(a)

TRUSTCO
Bank Corp NY

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5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311   Fax: (518) 381-3668

December 6, 2005

Ballston Spa Bancorp, Inc. Shareholders


Dear Fellow Shareholder:

We are sure you are wondering why TrustCo is making an offer to buy Ballston Spa Bancorp, Inc. directly to you rather than through the management and Board of Directors of the Company. By way of explanation, this letter will highlight some of the information contained in our Tender Offer concerning the background of our offer.

In response to our request, management of each of TrustCo and Ballston Spa, had a meeting on September 14, 2005 at which we indicated our interest in a business combination with your company. In response, management of Ballston Spa indicated that not only were they not interested in a business combination with TrustCo, THEY WERE NOT EVEN INTERESTED IN HEARING THE PRICE THAT TRUSTCO WOULD PAY FOR YOUR STOCK. On October 20, 2005 and November 30, 2005, Christopher Dowd, Ballston Spa's President, totally rejected our subsequent offers and refused to discuss the matter further. Accordingly, we decided to make this Tender Offer directly to you, the shareholders, to enable each of you to decide whether our price of $45.50 for each of your shares is of interest to you. We believe you have a right to know about this offer so that you can make your own decision.

Here is some information that the Ballston Spa management may not want you to know. Ballston Spa's performance over the last several years lags industry averages and that of TrustCo. For example:

                                                    December 31, 2004
                                                    -----------------
                                                Ballston Spa       TrustCo
                                                ------------       -------
   Return on assets                                0.30%             2.00%
   Return on equity                                4.63%            26.65%
   Efficiency ratio (lower is better)                88%               39%

TrustCo's strong operating performance illustrates that a community-based bank remains viable in our area.


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Page 2




In addition to Ballston Spa's poor operating performance, Bloomberg Financial Markets reports that your Ballston Spa stock has suffered a 2% compounded annual loss over the five-year period ended September 30, 2005. By way of comparison, according to Bloomberg Financial Markets, TrustCo's stock performance during that same five-year period generated compounded annual returns of 11% for our stockholders.

We are big supporters of the Capital Region, especially the Saratoga County community where we currently have 14 bank offices. Many of our staff and employees live (as well as work) in and around Saratoga County, and many are involved with Saratoga County charitable organizations. We have provided substantial financial support and assistance to these agencies as well as to other Saratoga County organizations. We strive to provide the highest quality services to our customers and excellent investment returns for our shareholders Our headquarters is in Glenville, New York, less than 5 miles from the principal office of Ballston Spa.

Please also note that the Federal Income Tax Rates at the present time are the lowest they have been in years. We recommend that you consult your tax advisors as to what this means to you.

Our Tender Offer has resulted in an increase in the value of Ballston Spa stock because our offer is substantially above the stock market price before our offer was announced. If TrustCo's Tender Offer is not successful then it is possible the stock price will fall back to pre-tender offer levels and we therefore urge you to accept our offer and tender your shares pursuant to our Tender Offer. We believe that to sell your shares today or in the future for less than $45.50 is certainly unnecessary if not unwise.

The terms and conditions of our Tender Offer are described in our Offer to Purchase dated December 5, 2005, and we urge you to read it carefully. If you have any questions about our offer, please contact our information agent, Regan & Associates, Inc. toll-free at 800-737-3426.


Sincerely,


/s/ Robert J. McCormick
-----------------------
Robert J. McCormick


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